                                                                   Exhibit 10(b)

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]




April 28, 1997



Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re:      Penn Mutual Variable Annuity Account III
         SEC Registration No. 2-77283
         ----------------------------------------

Dear Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of this Post-Effective Amendment No. 22. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP